Exhibit 21.1

List of Subsidiaries of NeuBase Therapeutics, Inc.

1. NeuBase Corporation (incorporated in Delaware)

2. Ohr Opco, Inc. (incorporated in Delaware)

3. Ohr Pharma, LLC (organized in Delaware)